                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                               ------------------


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                (Amendment No. 1)


                               NORDSON CORPORATION
                                (Name of issuer)


                        COMMON SHARES, WITHOUT PAR VALUE
                         (Title of class of securities)


                                   655663 10 2
                                 (CUSIP number)

CUSIP No.  655663 10 2             13G          Page    2    of    5   Pages
           -----------                               -------    ------
---------------------------                     ----------------------------

--------- ----------------------------------------------------------------------
1         NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          DAVID W. IGNAT
--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) [ ]
                                                                   (b) [ ]

          NOT APPLICABLE
--------- ----------------------------------------------------------------------
3         SEC USE ONLY


--------- ----------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          UNITED STATES OF AMERICA
--------- ----------------------------------------------------------------------
                       5         SOLE VOTING POWER
     NUMBER OF                                          834,244
      SHARES           --------- -----------------------------------------------
   BENEFICIALLY        6         SHARED VOTING POWER
     OWNED BY                                           NONE
       EACH            --------- -----------------------------------------------
     REPORTING         7         SOLE DISPOSITIVE POWER
    PERSON WITH                                         834,244
                       --------- -----------------------------------------------
                       8         SHARED DISPOSITIVE POWER
                                                        NONE
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          834,244
--------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                           [ ]

--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          5.0%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON

          IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

Item 1(a).            Name of Issuer:

                      Nordson Corporation


Item 1(b).            Address of Issuer's Principal Executive Offices:

                      28601 Clemens Road
                      Westlake, Ohio 44145


Item 2(a).            Name of Person Filing:

                      David W. Ignat


Item 2(b).            Address of Principal Business Office:

                      c/o S.W. Lambert III, Esq.
                      Drinker, Biddle & Reath
                      47 Hulfish Street, Box 627
                      Princeton, New Jersey 08542


Item 2(c).            Citizenship:

                      United States of America


Item 2(d).            Title of Class of Securities:

                      Common Shares, without par value


Item 2(e).            CUSIP Number:

                      655663 10 2


Item 3.               Rules 13d-1(b) and 13d-2(b):

                      Not Applicable


Item 4.               Ownership:

                      a)   Amount beneficially owned: 834,244 shares

                      b)   Percent of class: 5.0%

                      c)   Number of shares as to which such person has:

                              (i) Sole power to vote or to direct the vote: 834,244

                              (ii) Shared power to vote or to direct the vote: None

                              (iii) Sole power to dispose or to direct the disposition of: 834,244

                              (iv) Shared power to dispose or to direct the disposition of: None


Item 5.               Ownership of Five Percent or Less of a Class:

                              If this statement is being filed to report the
                      fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].


Item 6.               Ownership of More than Five Percent on Behalf of
                      Another Person:

                      Not Applicable


Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:

                      Not Applicable


Item 8.               Identification and Classification of Members of the
                      Group:

                      Not Applicable


Item 9.               Notice of Dissolution of Group:

                      Not Applicable


Item 10.              Certification:

                      Not Applicable

                                    SIGNATURE

                              After reasonable inquiry and to the best of my
knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 7, 1998


                                                 /s/ David W. Ignat
                                                --------------------------------
                                                David W. Ignat